Exhibit 23(d)2(7)a

                   Amendment to Subadvisory Agreement between
                        Alliance Capital Management L.P.
                                       and
                         Phoenix Variable Advisors, Inc.
                                  dated 9/4/03

                                    AMENDMENT
                                    ---------

The Subadvisory Agreement dated as of September 28, 2000 (the "Agreement") by and between Phoenix Variable Advisors, Inc. ("Advisor") and Alliance Capital Management L.P. ("Subadvisor"), acting through its Bernstein Investment Research and Management unit, on behalf of the Phoenix-Sanford Bernstein Small-Cap Value Series, is hereby amended as follows:

    1. Schedule C to the Agreement is hereby deleted in its entirety and Schedule C attached hereto substituted in its place.

    2. Except as expressly amended hereby, all provisions of the Agreement remain in full force and effect and are unchanged in all other respects. To the extent not preempted by the provisions of any law of the United States heretofore or hereafter enacted, this Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

    3. This Amendment shall become effective on the date first accepted by the Subadvisor which date is set forth above the Subadvisor's name on the signature page hereof.

    4. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.


    IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives.

                              PHOENIX VARIABLE ADVISORS, Inc.

                              By:   /s/ Doreen A. Bonner
                                  --------------------------------------------
                                  Name:    Doreen A. Bonner
                                  Title:   Vice President and Compliance Officer


                              ACCEPTED by Subadvisor this 4th day of
                               September, 2003

                              ALLIANCE CAPITAL MANAGEMENT L.P.

                              By: Alliance Capital Management
                                  Corporation, its General Partner

                              By:  /s/ Louis T. Mangan
                                  ----------------------------------------------
                                  Louis T. Mangan
                                  Assistant Secretary



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                                   SCHEDULE C
                                   ----------

                                 SUBADVISORY FEE

    For services provided to the Fund pursuant to paragraph 3 hereof, the Advisor will pay to the Subadvisor, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate of


                 0.9000% on the first $10 million of net assets;
                 0.7875% on the next $10 million of net assets;
                 0.6750% on net assets in excess of $20 million.


The fees shall be prorated for any month during which this agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadvisor, the net asset value of the Fund and each Series shall be valued as set forth in the then current registration statement of the Fund.